EXHIBIT 23.3

CONSENT OF PETERSON RISK CONSULTING LLC

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155960) and Form S-8 (File Nos. 33-34694, 333-25945, 33-59739, 333-77125, 333-88912, 333-101524, 333-119308, 333-134592, 333-129815) of Foster Wheeler AG (the “Company”) of (i) the references to us in the form and context in which they appear in the Annual Report on Form 10-K of the Company for the fiscal year ended December 26, 2008, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s asbestos insurance assets in such registration statements.

Peterson Risk Consulting LLC

By:	/s/ Patrick J. McGrath
Name:   Patrick J. McGrath
Title:     Managing Director
February 20, 2009